Morgan, Lewis & Bockius LLP                               Morgan Lewis
1701 Market Street                                        COUNSELORS AT LAW
Philadelphia, PA 19103-2921
Tel: 215.963.5000
Fax: 215.963.5001
www.morganlewis.com
February 28, 2014

The Advisors' Inner Circle Fund
101 Federal Street
Boston, MA 02110


Re: Opinion of Counsel regarding Post-Effective Amendment No. 229 to the
    Registration Statement filed on Form N-1A under the Securities Act Of 1933 (FILE NO. 033-42484)
    ----------------------------------------------------------------------------

Ladies and Gentlemen:

We have acted as counsel to The Advisors' Inner Circle Fund (the "Trust"), a Massachusetts voluntary association (commonly known as a business trust), in connection with the above-referenced registration statement (as amended, the "Registration Statement"), which relates to the Trust's units of beneficial interest, with no par value per share (collectively, the "Shares") of the following portfolios of the Trust: the Acadian Emerging Markets Debt Fund, the Acadian Emerging Markets Portfolio, the AIG Money Market Fund, the AlphaOne Micro Cap Equity Fund, the AT Disciplined Equity Fund, the AT Mid Cap Equity Fund, the AT Income Opportunities Fund, the CBRE Clarion Long/Short Fund, the CBRE Clarion Global Infrastructure Value Fund, the Cornerstone Advisors Global Public Equity Fund, the Cornerstone Advisors Income Opportunities Fund, the Cornerstone Advisors Public Alternatives Fund, Cornerstone Advisors Real Assets Fund, the Edgewood Growth Fund, the FMC Select Fund, the FMC Strategic Value Fund, the Haverford Quality Growth Stock Fund, the ICM Small Company Portfolio, the Loomis Sayles Full Discretion Institutional Securitized Fund, the LSV Value Equity Fund, the LSV Conservative Value Equity Fund, the LSV Conservative Core Equity Fund, the LSV Small Cap Value Fund, the McKee International Equity Portfolio, the Rice Hall James Micro Cap Portfolio, the Rice Hall James Small Cap Portfolio, the Rice Hall James Mid Cap Portfolio, the Sands Capital Global Growth Fund, the Thomson Horstmann & Bryant MicroCap Fund, the Thomson Horstmann & Bryant Small Cap Value Fund, the TS&W Equity Portfolio, the Westwood LargeCap Value Fund, the Westwood SMidCap Value Fund, the Westwood SmallCap Value Fund, the Westwood Income Opportunity Fund, the Westwood Dividend Growth Fund, the Westwood SMidCap Plus Fund, the Westwod Short Duration High Yield Fund, the Westwood Global Equity Fund, the Westwood Global Dividend Fund, the Westwood Emerging Markets Fund and the Westwood Emerging Markets Plus Fund (the "Funds"). This opinion is being delivered to you in connection with the Trust's filing of Post-Effective Amendment No. 229 to the Registration Statement (the "Amendment") to be filed with the U.S. Securities and Exchange Commission pursuant to Rule 485(b) under the Securities Act of 1933, as amended (the "1933 Act"). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have reviewed, among other things, copies of the following documents:

     (a) a certificate of the Commonwealth of Massachusetts certifying that the Trust is validly existing under the laws of the Commonwealth of Massachusetts;

     (b) the Amended and Restated Agreement and Declaration of Trust for the Trust and all amendments and supplements thereto (the "Declaration of Trust") and the Second Amended and Restated By-Laws (the "By-Laws");

     (c) a certificate executed by Dianne M. Descoteaux, the Secretary of the Trust, certifying as to, and attaching copies of, the Trust's Declaration of Trust and By- Laws, and certain resolutions adopted by the Board of Trustees of the Trust authorizing the issuance of the Shares of the Funds; and

     (d)  a printer's proof of the Amendment.

In our capacity as counsel to the Trust, we have examined the originals, or certified, conformed or reproduced copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified copies, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to such opinion, we have relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers and representatives of the Trust. We have assumed that the Amendment, as filed with the U.S. Securities and Exchange Commission, will be in substantially the form of the printer's proof referred to in paragraph (d) above.

Based upon, and subject to, the limitations set forth herein, we are of the opinion that the Shares, when issued and sold in accordance with the Declaration of Trust and By-Laws, and for the consideration described in the Registration Statement, will be legally issued, fully paid and non-assessable under the laws of the Commonwealth of Massachusetts.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP